                                                                    EXHIBIT 23.2



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
The WMF Group, Ltd.


We consent to incorporation by reference in the registration statement on Form S-3 of The WMF Group, Ltd. of our report dated March 13, 1998, relating to the consolidated balance sheet of The WMF Group, Ltd. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 1997 and December 31, 1995, which report appears in the December 31, 1997 annual report on Form 10-K of WMF Group Ltd., and to the reference to our firm under the heading "Experts" in the prospectus.



                                        KPMG LLP


Washington, DC
February 1, 1999